FOR IMMEDIATE RELEASE

Nordson Announces Investor Day and Webcast for September 12, 2008

WESTLAKE, Ohio, September 10, 2008 – Nordson Corporation (Nasdaq: NDSN) announced today that it will be holding its first Investor Day event on Friday, September 12 at The Roosevelt Hotel in New York, NY. The event will be webcast in its entirety from 8:30 AM to 12:00 PM EDT.

The program will begin with a presentation by Chairman, President and CEO Edward P. Campbell, followed by presentations from Vice President and CFO Gregory A. Thaxton, Senior Vice President John J. Keane, Vice President Douglas C. Bloomfield and Senior Vice President Robert A. Dunn.

Interested parties may access the webcast by going to the company’s home page at www.nordson.com. The webcast will be archived until December 10, 2008.

PLEASE NOTE: For those planning to attend Nordson’s Investor Day in person, the event location has been changed due to unforeseen circumstances. Nordson’s Investor Day will now take place at The Roosevelt Hotel in the Terrace Room, Madison Avenue at 45th, New York, NY.

Nordson Corporation is one of the world’s leading producers of precision dispensing equipment that applies adhesives, sealants and coatings to a broad range of consumer and industrial products during manufacturing operations. The company also manufactures equipment used in the testing and inspection of electronic components as well as technology-based systems for curing and surface treatment processes. Headquartered in Westlake, Ohio, Nordson has more than 4,100 employees worldwide, and direct operations and sales support offices in 34 countries.

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Investor Contact
Barbara Price, Manager, Shareholder Relations, 440.414.5344, bprice@nordson.com

Media Contact:
James R. Jaye, Director, Corporate Communications, 440.414.5639, jjaye@nordson.com